Exhibit 99.1

Unitymedia KabelBW Reports Selected Q2 2014 Results

10th Consecutive Quarter of More Than 120,000 RGU Additions
Strong Adjusted EBITDA Growth of 12% in Q2 2014

Cologne, Germany - August 6, 2014: Unitymedia KabelBW GmbH (“Unitymedia KabelBW”(1)), the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse (collectively, the “Unitymedia” footprint) and Baden-Württemberg (the “KabelBW” footprint), today provides selected, preliminary unaudited operating and financial information for the three (“Q2”) and six months (“YTD”) ended June 30, 2014, as compared to the results for the same periods last year (unless noted).

Operating Performance and Highlights:*

•	10th consecutive quarter of at least 120,000 RGU(2) additions

◦	Total RGU base increased by 124,000 in Q2 to 11.9 million services

•	Successful performance across all product segments

◦	Strongest quarterly video RGU result ever with flat video subscriber base

◦	Added 82,000 and 42,000 broadband internet and telephony RGUs in Q2, respectively

•	Continued traction of Horizon TV, our next-generation video platform, in the Unitymedia footprint

◦	Horizon TV subscriber base up 34,000 in Q2 to reach over 135,000

◦	Horizon TV platform set for autumn launch in the KabelBW footprint

◦	Expanded Horizon Go, our app for mobiles and tablets, to Android devices and increased the number of channels for out-of-home use to 13

•	Successfully managed KabelBW information technology ("IT") platform integration

•	Launched new promotional offerings this summer to attract and incentivize new subscribers

Summary Financial Results:*

•	Revenue increased 5% to €504 million in Q2 2014 and 7% to €1,012 million YTD

•	Monthly ARPU(3) per customer grew 5% to €21.40 in Q2

•	Adjusted EBITDA(4) increased 12% in Q2 to €316 million and 13% to €628 million YTD

•	Net loss decreased substantially year-over-year to €30 million in Q2

•	Property, equipment and intangible asset additions(5) were 23% and 24% of revenue for Q2 and YTD, respectively

_________________

*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 8-11.

Unitymedia KabelBW Operating Statistics Summary*

	As of and for the three months ended June 30,
	2014	2013

Footprint
Homes Passed(6)	12,658,700	12,598,300
Two-way Homes Passed(7)	12,321,600	12,191,900

Subscribers (RGUs)(2)(8)
Analog Cable(9)	4,327,400	4,459,800
Digital Cable(10)	2,257,500	2,189,700
Total Video	6,584,900	6,649,500

Internet(11)	2,742,900	2,403,800
Telephony(12)	2,621,400	2,385,400
Total RGUs	11,949,200	11,438,700

Q2 organic RGU net additions (losses)
Analog Cable	(10,300)	(27,500)
Digital Cable	10,400	9,800
Total Video	100	(17,700)

Internet	81,700	84,700
Telephony	42,100	62,100
Total RGUs	123,900	129,100

Penetration
Digital Cable as % of Total Video Subs(13)	34.3%	32.9%
Internet as % of Two-way Homes Passed(14)	22.3%	19.7%
Telephony as % of Two-way Homes Passed(14)	21.3%	19.6%

Customer relationships(8)
Customer Relationships(15)	7,098,800	7,067,200
RGUs per Customer Relationship	1.68	1.62

Customer bundling
Single-Play	61.8%	65.6%
Double-Play	8.1%	7.0%
Triple-Play	30.1%	27.4%

ARPU(3)
Q2 Monthly ARPU per Customer Relationship	€21.40	€20.31

Mobile statistics
Mobile subscribers(16)	276,400	190,500
_____________________________
* For footnote disclosure, please refer to pages 10-11.

Subscriber Statistics and Commercial Development

At June 30, 2014, we served 7.1 million customers subscribing to 11.9 million services that consisted of 6.6 million video, 2.7 million broadband internet and 2.6 million telephony subscriptions. During the twelve months ended June 30, 2014, we added 32,000 new net customer relationships. In terms of RGU growth, we delivered 511,000 net additions over the last twelve months including 124,000 during the second quarter, the 10th consecutive quarter of over 120,000 quarterly RGU additions. As of June 30, 2014, approximately 30% of our customer base subscribed to our triple-play services and 8% subscribed to a double-play service, leaving us a substantial growth opportunity for further upselling of our single-play base.

Our video performance during Q2 2014 was the best quarter in our history as our RGU base remained flat during the quarter. This compares to video attrition of 18,000 RGUs during Q2 2013. This improvement is in part the result of positive RGU additions in the multi-dwelling unit ("MDU") segment, as well as active retention of our single-dwelling unit ("SDU") subscriber base. During Q2 2014, we continued to attract customers in the Unitymedia footprint to our innovative Horizon TV offers and ended the quarter with a Horizon TV base of over 135,000 subscribers, a sequential increase of 34,000. Following the successful KabelBW IT integration during the quarter, we are planning to make our Horizon TV bundles available in our KabelBW footprint starting this autumn. In addition, our Horizon online TV and multi-screen service was renamed "Horizon Go" and was extended to Android devices in late June. We continue to focus on adding value for our customers and a prime example of that is Horizon Go. This new and exciting multi-screen screen video service offers 90 linear video channels, of which 13 are now available out-of-home, and provides access to our large video-on-demand library as well.

As indicated earlier in the year, we are planning to implement certain basic video price increases in September. These include a €1 price rise to €18.90 per month for the SDU base in our Unitymedia footprint, as well as certain increases to the rate cards in the MDU segments across both footprints.

In late July, we entered into a new multi-year partnership with commercial broadcaster ProSiebenSAT.1 group that will give us continued access to the broadcaster's attractive free-to-air and premium content while preserving our existing business model. In addition, the new deal includes access to catch-up and high definition content and offers us the ability over time to deliver all major ProSiebenSAT.1 channels onto our Horizon Go platform for out-of-home use.

On the broadband front, we are maintaining our speed leadership across our upgraded footprint with download speeds ranging up to 150 Mbps, which is three times faster than the incumbent. Recent tests by well-respected German tech magazine "Connect" confirmed that we offer the best data connection in all of Germany. We will continue to enhance our product offerings, and customers across our entire footprint will be able to benefit from higher maximum download speeds of 200 Mbps before year-end. Our broadband subscriber momentum continued during Q2 2014, as we added 82,000 internet and 42,000 telephony RGUs. Of the new broadband internet additions, the majority subscribed to speeds of 100 Mbps or more. The higher number of internet RGU additions compared to telephony additions during the quarter is a result of active upselling of our telephony stand-alone subscribers to a double-play bundle.

To further stimulate DSL customers to switch to our network, we changed our bundled portfolio as of July, offering an incremental discount on our core double-play and triple-play bundles during the first year of a two-year contract. The regular monthly fees of these bundles remained unchanged. New subscribers to our core double-play internet and telephony bundle receive two months of free service, then pay €19.99 during the remainder of the first year before paying the regular subscription fee of €35 in year two and beyond. Under this new promotion, subscribers who pay our basic cable subscription fee can pay an additional €24.99 per month in year one and €40 per month in year two to receive our main Horizon triple-play package. This powerful triple-play bundle offers a 100 Mbps internet connection, unlimited voice to German fixed lines and our Horizon TV receiver with over 75 TV channels, of which 23 are in high definition.

Financial Results

Preliminary Unaudited Selected Financial Results for the Three and Six Months Ended June 30, 2014 and 2013 Based on EU-IFRS*

	Three months ended June 30,
	2014	2013	Change
	in millions

Revenue	€503.6	€479.7	5%

Adjusted EBITDA(4)	€315.6	€280.6	12%

Property, equipment and intangible asset additions (5)	€116.5	€111.1	5%

As % of Revenue
Adjusted EBITDA	62.7%	58.5%	420bp
Property, equipment and intangible asset additions	23.1%	23.2%	(10bp)

	Six months ended June 30,
	2014	2013	Change
	in millions

Revenue	€1,012.3	€948.6	7%

Adjusted EBITDA(4)	€628.2	€555.5	13%

Property, equipment and intangible asset additions (5)	€241.0	€207.5	16%

As % of Revenue
Adjusted EBITDA	62.1%	58.6%	350bp
Property, equipment and intangible asset additions	23.8%	21.9%	190bp
_____________________________

*	International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

Our revenue for the three and six months ended June 30, 2014 increased 5% to €504 million and 7% to €1,012 million, respectively, as compared to the corresponding prior year periods. The growth was largely driven by (1) RGU growth and (2) higher ARPU from internet and digital cable services as a result of our higher-priced bundles, partially offset by lower voice usage as well as lower interconnection revenue per RGU. The year-to-date revenue result was also positively impacted by a €9 million nonrecurring network usage settlement during Q1 2014, of which €8 million improved our Adjusted EBITDA during that period.

Adjusted EBITDA for the three and six months ended June 30, 2014 increased by 12% to €316 million and 13% to €628 million, respectively, as compared to the corresponding prior year periods. The growth in our Adjusted EBITDA is the result of significant year-over-year margin(17) expansion that benefited from the net positive impact of the revenue drivers noted above, lower direct costs and cost controls.

Looking forward to the second half of the year, we expect our Adjusted EBITDA growth rate to be lower than the year-on-year growth rate of the first half of 2014. This is mainly the result of expected higher sales and marketing spend than during both the second half of 2013 and the first half of 2014, as well as the positive impact of the nonrecurring settlement in the first quarter of 2014, as noted above.

Property, equipment and intangible asset additions for the three months ended June 30, 2014 were €117 million or 23% of revenue, as compared to €111 million or 23% of revenue for the three months ended June 30, 2013. On a year-to-date basis, property, equipment and intangible asset additions increased to €241 million or 24% of revenue, as compared to €208 million or 22% of revenue for the six months ended June 30, 2013. The year-over-year increase in both periods was primarily due to increases in customer premises equipment, mainly driven by Horizon TV, higher expenditures for software, licenses and scalable infrastructure as a result of the KabelBW IT integration, as well as different phasing of our overall IT and network expenditures (particularly on a year-to-date basis).

Capital Resources

The following table details the euro equivalent of our consolidated third-party debt as of June 30, 2014:

Description	Maturity date	Interest rate	Nominal value		Carrying value
			in millions
New Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 3.25%	€337.5		€—
Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 2.50%	€80.0		€80.0
UM Euro Senior Secured Exchange Notes	March 15, 2019	7.500%	€735.1		€739.8
UM Dollar Senior Secured Exchange Notes	March 15, 2019	7.500%	€333.5	(18)	€340.3	(18)
September 2012 UM Senior Secured Notes	Sept. 15, 2022	5.500%	€650.0		€650.0
December 2012 UM Dollar Senior Secured Notes	Jan. 15, 2023	5.500%	€730.4	(18)	€730.4	(18)
December 2012 UM Euro Senior Secured Notes	Jan. 15, 2023	5.750%	€500.0		€500.0
January 2013 UM Senior Secured Notes	Jan. 21, 2023	5.125%	€500.0		€500.0
April 2013 UM Senior Secured Notes	Apr. 15, 2023	5.625%	€350.0		€350.0
November 2013 UM Senior Secured Notes	Jan. 15, 2029	6.250%	€475.0		€475.0
2009 UM Senior Notes	Dec. 1, 2019	9.625%	€665.0		€654.7
UM Senior Exchange Notes	March 15, 2021	9.500%	€618.0		€616.6
_____________________________
For footnote disclosure, please refer to pages 10-11.

At June 30, 2014, cash and cash equivalents were €20 million, capital-related vendor financing arrangements were €68 million and our finance lease obligations were €5 million, resulting in total third-party net debt(19) of €5,764 million. Based on the results for Q2 2014 and subject to the completion of our Q2 2014 reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) was 3.52x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.57x, each as calculated in accordance with our credit facilities and the indentures governing our existing bonds.

About Unitymedia KabelBW

Unitymedia KabelBW is the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse and Baden-Württemberg and is a wholly-owned subsidiary of Liberty Global. We market our services under two commercial brands, Unitymedia and Kabel BW. We provide analog and digital cable television services as well as internet and telephony services to our 7.1 million customers who reside in our fiber-rich footprint. As of June 30, 2014, Unitymedia KabelBW served approximately 6.6 million video subscribers, 2.7 million internet subscribers and 2.6 million fixed-line telephony subscribers over a broadband communications network that passed approximately 12.7 million homes. More information on Unitymedia KabelBW can be found at www.umkbw.de.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global’s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at June 30, 2014. Liberty Global’s consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global’s operations also include Liberty Global Business Services, its commercial division, and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com.

Disclaimer

This investor release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our Adjusted EBITDA growth and our continued ability to increase our organic RGU additions and further grow the penetration of bundled product offerings; our insight and expectations regarding competitive and economic factors in our markets; our assessment of the expected timing and impact of the launch of our advanced products and services, including the Horizon TV platform in our KabelBW footprint and 200 Mbps broadband products; our expected price increases in September; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competitive, regulatory and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue, Adjusted EBITDA and property, equipment and intangible asset additions as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Our financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under generally accepted accounting principles in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Unitymedia KabelBW		Corporate Communications – Unitymedia KabelBW
Christian Fangmann	+49 221.8462.5151	Katrin Köster	+49 221.8462.5159

Investor Relations – Liberty Global
Christopher Noyes	+1 303.220.6693
Oskar Nooij	+1 303.220.4218
John Rea	+1 303.220.4238

Reconciliation Based on EU-IFRS

	Three months ended June 30,
	2014	2013
	in millions
Adjusted EBITDA(4)	€315.6	€280.6

Depreciation and amortization	(177.3)	(167.0)
Impairment, restructuring and other operating items, net	(1.0)	(2.2)
Share-based compensation	(0.6)	(0.4)
Related-party fees and allocations(20)	(22.4)	(17.3)
Earnings before interest and taxes ("EBIT")	114.3	93.7

Net financial and other expense	(133.9)	(155.8)
Income tax expense	(10.3)	(60.1)
Net loss	€(29.9)	€(122.2)

	Six months ended June 30,
	2014	2013
	in millions
Adjusted EBITDA(4)	€628.2	€555.5

Depreciation and amortization	(354.1)	(328.8)
Impairment, restructuring and other operating items, net	(2.6)	(3.7)
Share-based compensation	(1.2)	(0.7)
Related-party fees and allocations(20)	(48.9)	(36.4)
EBIT	221.4	185.9

Net financial and other expense	(267.2)	(331.2)
Income tax expense	(4.8)	(49.0)
Net loss	€(50.6)	€(194.3)

Property, Equipment and Intangible Asset Additions

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,
	2014	2013
	in millions

Customer premises equipment	€27.7	€22.6
Scalable infrastructure	15.1	16.5
Line extensions / new build	10.2	11.1
Upgrade / rebuild / network improvement	29.8	33.8
Support capital	4.9	3.8
Capitalized subscriber acquisition costs	18.1	14.4
Software and licenses	10.7	8.9
Property, equipment and intangible asset additions(5)	116.5	111.1

Assets acquired under capital-related vendor financing arrangements	(21.3)	(6.0)
Changes in liabilities related to capital expenditures (including related-party)	15.2	(11.1)
Total capital expenditures	€110.4	€94.0

	Six months ended June 30,
	2014	2013
	in millions

Customer premises equipment	€52.7	€38.5
Scalable infrastructure	29.2	25.2
Line extensions / new build	22.2	21.9
Upgrade / rebuild / network improvement	66.6	67.2
Support capital	12.5	6.7
Capitalized subscriber acquisition costs	34.8	34.0
Software and licenses	23.0	14.0
Property, equipment and intangible asset additions (5)	241.0	207.5

Assets acquired under capital-related vendor financing arrangements	(40.9)	(8.4)
Changes in liabilities related to capital expenditures (including related-party)	17.3	(6.0)
Total capital expenditures	€217.4	€193.1

Footnotes

(1)
Unitymedia KabelBW is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). The financial information contained herein is preliminary and subject to change. A copy of this investor release is available on the websites of Unitymedia KabelBW (www.umkbw.de) and Liberty Global (www.libertyglobal.com). In addition, Unitymedia KabelBW’s Q2 2014 unaudited condensed consolidated financial statements are expected to be posted to both websites prior to the end of August 2014.

(2)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber (as defined and described below). A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts.

(3)
ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from carriage, interconnection, installation, late fees and mobile) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(4)
Adjusted EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes, depreciation and amortization. As we use the term, Adjusted EBITDA is defined as EBITDA before share-based compensation, impairment, restructuring and other operating items and related-party fees and allocations, net. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted EBITDA to net loss is presented on page 8.

(5)	Property, equipment and intangible asset additions include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions.

(6)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(7)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(8)
Our business-to-business (“B2B”) revenue is primarily derived from small office/home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet and telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in our RGU and customer counts, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

(9)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count also includes subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are unencrypted.

(10)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 9 above, Basic Digital Cable Subscribers are not included in our Digital Cable Subscriber count.

(11)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. In our Unitymedia footprint, we offer a low-speed wholesale internet service to housing associations on a bulk basis. As of June 30, 2014, our Internet Subscribers include approximately 7,700 subscribers within such housing associations who have requested and received a modem that enables the receipt of this low-speed wholesale internet service.

(12)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony Subscribers exclude mobile telephony subscribers.

(13)	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

(14)	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

(15)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(16)	Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service.

(17)	We define Adjusted EBITDA margin to mean Adjusted EBITDA as a percentage of revenue.

(18)	Based on a EUR/USD exchange rate of 1.3691 as of June 30, 2014.

(19)
Net debt represents the net carrying value of debt, including capitalized transaction costs, discounts, premiums and accrued interest, capital-related vendor financing arrangements, less cash and cash equivalents. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(20)	Represents charges from parent for general support and administration services rendered.